EXHIBIT 99.1

[JPS LOGO]

CONTACT:	Charles R. Tutterow
Executive Vice President
and Chief Financial Officer
864/239-3915

JPS INDUSTRIES, INC. REPORTS SECOND QUARTER NET LOSS OF $0.17 PER SHARE

GREENVILLE, S.C. (June 16, 2003) – JPS Industries, Inc. (Nasdaq/NM: JPST) today announced results for the second quarter and six months ended May 3, 2003.

     For the second quarter of fiscal 2003, JPS reported a net loss of $1.5 million, or $(0.17) per diluted share, on sales of $29.5 million compared with a net loss of $0.1 million, or $(0.01) diluted share, on sales of $31.9 million in the second quarter of fiscal 2002. For the quarter, sales decreased 7.5%.

     For the first six months of fiscal 2003, the Company reported a net loss of $2.1 million, or $(0.23) per diluted share, on sales of $58.3 million compared with a net loss of $0.6 million, or $(0.06) per diluted share, on sales of $59.1 million for the same period in fiscal 2002.

     Michael L. Fulbright, JPS’s chairman, president, and chief executive officer, stated, “Our second quarter results are reflective of the depressed state of basic manufacturing in the U.S. during the winter and early spring months. The main components that contributed to our results were a considerable softening in an already weak electronics market, price pressure and product mix in our urethane products, and higher SGA cost which reflect the absence of pension income that occurred in the corresponding quarter last year. The solid performance in our JPS Glass industrial products and good improvement in our Stevens® Roofing Systems business were more than offset by weakness in these other areas.”

     Commenting further, “While our second quarter was the most difficult environment we have endured over the past two and one-half years, our organization did an admirable job of containing cost and had another solid performance managing inventories and working capital in total. Our debt grew slightly from year end and was entirely the result of a $1.5 million pension plan contribution made during the quarter.”

     Charles R. Tutterow, JPS’s executive vice president and chief financial officer, stated, “At the end of the second quarter we were out of compliance with the total debt to EBITDA (as defined) covenant of our credit agreement. We have obtained a waiver for this covenant violation and availability at the end of the quarter remained above $12 million. During the second quarter we did not record any additional income tax benefit for the net operating losses incurred in the quarter. We will continue to monitor the valuation allowance associated with the Company’s deferred tax asset.”

     In conclusion, Mr. Fulbright stated, “It would appear that we have reached the bottom in each of our businesses and the respective markets they serve. The question is when will commercial construction, electronics, telecommunications and aerospace, which together represent over sixty-five percent of our customer base, return to a growth mode. While we may see marginal improvement in some areas during the latter part of this year, it would be our best judgment that any significant improvement would not begin until some time during 2004.”

     JPS Industries, Inc. is a major U.S. manufacturer of extruded urethanes, polypropylenes, and mechanically formed glass substrates for specialty industrial applications. JPS specialty industrial products are used in a wide range of applications, including: printed electronic circuit boards; advanced composite materials; aerospace components; filtration and insulation products; surf boards; construction substrates; high performance glass laminates for security and transportation applications; plasma display screens; athletic shoes; commercial and institutional roofing; reservoir covers; and medical, automotive and industrial components. Headquartered in Greenville, South Carolina, the Company operates manufacturing locations in Slater, South Carolina; Westfield, North Carolina; and Easthampton, Massachusetts.

     This press release contains statements that are forward-looking statements regarding future events. These statements are only predictions and there are a number of important factors that could cause future events to differ materially from those expressed in any such forward-looking statements. These factors include, without limitation, the general economic and business conditions affecting the Company’s industries, actions of competitors, changes in demand in certain markets, the Company’s ability to meet its debt service and pension plan obligations (including its ability to negotiate renewed waivers of default of financial covenant obligations in its Credit Agreement), the Company’s ability to realize its deferred tax asset, the seasonality of the Company’s sales, the volatility of the Company’s raw material, claims and energy costs, the Company’s dependence on key personnel and certain large customers, and other risk factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

JPS INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended

	May 3,	Apr. 27,	May 3,	Apr. 27,
	2003	2002	2003	2002

Net sales	$29,493	$31,927	$58,272	$59,058
Cost of sales	25,989	27,646	51,196	50,479

Gross profit	3,504	4,281	7,076	8,579
Selling, general & administrative expenses	4,868	4,297	9,263	9,109

Operating income (loss)	(1,364)	(16)	(2,187)	(530)
Interest expense	165	194	320	409

Income (loss) before income taxes	(1,529)	(210)	(2,507)	(939)
Provision (benefit) for income taxes	0	(82)	(381)	(366)

Net income (loss)	$(1,529)	$(128)	$(2,126)	$(573)

Weighted Average common shares outstanding
Basic	9,294,259	9,273,590	9,293,426	9,272,978

Diluted	9,294,259	9,273,590	9,293,426	9,272,978

Basic earnings (loss) per common share	$(0.17)	$(0.01)	$(0.23)	$(0.06)

Diluted earnings (loss) per common share	$(0.17)	$(0.01)	$(0.23)	$(0.06)

Depreciation	$1,379	$1,414	$2,762	$2,874

Capital expenditures	$110	$168	$165	$174

Cash taxes paid	$9	$2	$36	$140

JPS INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	May 3,	Nov. 2,
	2003	2002

ASSETS	(Unaudited)
Current Assets:
Cash	$418	$267
Receivables	17,329	20,160
Inventory	15,392	15,025
Prepaid expenses and other	2,594	2,777

Total current assets	35,733	38,229

Property, plant and equipment, net	36,369	38,971
Other assets	11,799	11,821

Total assets	$83,901	$89,021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,562	7,628
Accrued salaries, benefits and withholdings	1,228	1,010
Other accrued expenses	3,143	5,353
Current portion of long-term debt	695	669

Total current liabilities	12,628	14,660

Long-term debt	13,503	12,755
Deferred revenue and postemployment liabilities	45,911	47,629

Total liabilities	72,042	75,044

Shareholders’ equity:
Common stock:
Par value	100	100
Additional paid-in capital	124,146	124,150
Treasury stock (at cost)	(2,726)	(2,738)
Additional minimum pension liability	(40,976)	(40,976)
Accumulated deficit	(68,685)	(66,559)

Total shareholders’ equity	11,859	13,977

Total liabilities and shareholders’ equity	$83,901	$89,021

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